Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK COMPLETES SALE OF $300 MILLION OF CONVERTIBLE SENIOR
SUBORDINATED NOTES

Minneapolis, September 12, 2006 – ATK (Alliant Techsystems, NYSE:  ATK) today announced that it has successfully completed the sale of its previously announced $300 million offering of 2.75 percent convertible senior subordinated notes due 2011.  The offering was made in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

ATK used a portion of the proceeds from the offering to purchase approximately $100 million of shares of ATK common stock.  The company will use the remainder of the proceeds to make a contribution to its defined benefit pension plan and for other general corporate purposes.

The convertible notes and the shares of common stock issuable upon conversion are not registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; the terms and timing of awards and contracts; pension asset returns and assumptions on future returns; discount rates, service costs and funding; access to capital markets and the costs thereof, changes in accounting standards, the company’s capital deployment strategies, including debt repayment and share repurchases; and general economic conditions.  ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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